Exhibit 99.1

Investor Relations
605.782.176

Meta Financial Group, Inc. ® Reports Results for Fiscal 2014 Third Quarter

Net income increases 14% over the prior year third quarter and
Retail Bank’s loans increase 42%

Sioux Falls, South Dakota – July 30, 2014, Meta Financial Group, Inc. ® (“MFG” or the “Company”)

Highlights for the third quarter of fiscal 2014 ended June 30, 2014

•	MFG’s fiscal 2014 third quarter net income totaled $4.2 million versus $3.7 million in the 2013 third quarter, notwithstanding current quarter higher provisions primarily due to loan growth and gains on investment sales in the previous year quarter.

•	Net interest income was $11.9 million in the third quarter of fiscal 2014, an improvement of $2.7 million, or 30.2% compared to $9.2 million in the third quarter of 2013. The increase was primarily driven by higher average earning assets and improved net interest margin (“NIM”).

•	The Retail Bank segment recorded fiscal 2014 third quarter earnings of $2.7 million compared to $1.9 million for the 2013 third quarter.

•	Retail Bank loans increased by $45.4 million at June 30, 2014, or 11% compared to March 31, 2014, and by $136.7 million, or 42%, compared to June 30, 2013.

•	MFG’s third quarter average assets grew to $1.99 billion compared to $1.73 billion during the third quarter of last fiscal year, an increase of 15% primarily driven by Meta Payment Systems (“MPS”) deposit growth and the Retail Bank loan growth.

•	The MPS segment recorded fiscal 2014 third quarter earnings of $1.7 million compared to $2.0 million for the same 2013 period due to reduction in tax-related prepaid card volume and additional business development expenses.

•	Non-performing assets (“NPA”) remained low, and were 0.04% of total assets at June 30, 2014 compared to 0.05% at September 30, 2013.

•	Tangible book value per common share increased by $3.99, or 17.2%, from $23.17 at September 30, 2013 to $27.16 per share at June 30, 2014, partially due to a sizable increase in fair market value of available-for-sale (“AFS”) securities, which positively affected other comprehensive income. The tangible book value per common share excluding accumulated other comprehensive income was $28.04 as of June 30, 2014, compared to $26.51 as of September 30, 2013.

•	Overall cost of funds at MetaBank was 0.14% during the fiscal 2014 third quarter compared to 0.17% for the same quarter last year.

•	Return on average assets for the nine months ended June 30, 2014 was 0.86% compared to 0.77% for the prior year’s comparable period.

•	Return on average equity for the nine months ended June 30, 2014 was 10.80% compared to 9.09% for the prior year’s comparable period, on 6.2 million average shares outstanding (diluted) and 5.5 million average shares outstanding (diluted), respectively.

Meta Financial Group, Inc. (NASDAQ: “CASH” – NEWS) reported fiscal 2014 third quarter net income of $4.2 million, or 68 cents per diluted share, compared to $3.7 million, or 66 cents per diluted share, for the same prior year period.  Fiscal year-to-date net income for the nine months ended June 30, 2014 was $12.3 million, or $1.99 per diluted share, compared to $9.9 million, or $1.80 per diluted share, for the comparable prior year period.

“Meta continued its strong results in the third quarter,” said Chairman and CEO J. Tyler Haahr.  Mr. Haahr commented, “The Retail Bank continues to experience strong loan growth in our local markets of South Dakota and Iowa.  The Company has maintained excellent credit quality, with NPAs at 0.04% of total assets.  We continue to see strong loan demand and our loan pipeline remains robust.  We were able to significantly increase earnings over the prior year, despite no securities gains, a higher provision for loan losses primarily as a result of our strong loan growth and higher business development expenses that we believe will directly lead to additional revenue in the future.  We believe our growth prospects remain strong.

We continue to invest in compliance and control measures, albeit at a slower pace, and believe our risk management and compliance platform is positioned to support additional growth going forward.  In turn, we have begun deploying more resources towards business development, product initiatives and sales/growth opportunities.  We believe we are well-positioned with current staff and systems to take advantage of new growth opportunities; both organic and through acquisitions.

The investment securities portfolio generally performed as expected during the fiscal 2014 third quarter with the quarterly taxable equivalent yield (“TEY”) up 43 basis points over the same period in the prior year and 5 basis points over the prior quarter.  In addition, increasing MPS deposits helped reduce the overall cost of funds by 3 basis points from the same quarter of 2013.  The increase in the Company’s net interest margin highlights the competitive advantage our deposit base provides in a rising interest rate environment.”

Summary Financial Data *	Three Months Ended			Nine Months Ended
	6/30/2014	3/31/2014	6/30/2013	6/30/2014	6/30/2013
Net Interest Income - millions	$11.9	$11.2	$9.2	$34.0	$26.9
Non Interest Income - millions	12.5	13.1	13.6	39.1	42.1

Net Income - millions	4.2	4.1	3.7	12.3	9.9
Diluted Earnings per Share	0.68	0.67	0.66	1.99	1.80

Net Interest Margin	2.86%	2.76%	2.52%	2.78%	2.48%
Non-Performing Assets - % of Total Assets	0.04%	0.04%	0.05%

* See a more detailed Financial Highlights table at the end of this earnings release.

Financial Summary

Revenue

Total revenue (net interest income plus non-interest income) for the fiscal 2014 third quarter was $24.4 million compared to $22.7 million for the same quarter last year, an increase of $1.7 million, or 7%.  Total revenue for the nine months ended June 30, 2014 was $73.1 million compared to $68.9 million for the same period in 2013, an increase of $4.2 million, or 6%, due primarily to increased income from loan growth, improved yield and increased volume from other investments, specifically in the municipal bond portfolio, and improved yields on agency mortgage backed securities (“MBS”). In addition, there were no securities gains during the nine months ended June 30, 2014, which is down $2.4 million from the prior year period.

Net Interest Income

Net interest income for the fiscal 2014 third quarter was $11.9 million, up $2.7 million, or 30.2%, from the same quarter last year, primarily due to significant growth in lending in the Retail Bank segment.  Additionally, the overall increase was driven by higher volume of other investments and improved yields on MBS.  Also, interest expense decreased from the comparable 2013 quarter due to the influx of non-interest bearing MPS deposits.

Net interest margin increased from 2.52% in the fiscal 2013 third quarter and 2.76% in the prior quarter to 2.86% in the third quarter of 2014.  Overall, TEY on average earning assets increased by 31 basis points due primarily to increased yield provided within the securities portfolio.  The TEY on non-MBS investment securities increased by 5 basis points and on MBS by 60 basis points.  The fiscal 2014 third quarter TEY on the securities portfolio increased by 43 basis points compared to the prior year quarter.  Although the Retail Bank loan portfolio yield decreased 37 basis points in the third quarter of 2014 compared to the same quarter of the prior year, the yield achieved on this growing loan portfolio is much higher than for similar duration investments, making this asset mix more desirable.

The Company’s average interest-earning assets for the fiscal 2014 third quarter grew by $226.3 million, or 13.7%, to $1.9 billion from the same quarter last year primarily from growth in the securities and loan portfolios of $93.3 million and $115.6 million, respectively.  Also contributing to the increase in net interest margin in the most recent quarter was a decrease of 15 basis points in the cost of interest-bearing liabilities.

Overall, the cost of funds for all deposits and borrowings decreased by 3 basis points to 0.14% during the fiscal 2014 third quarter from 0.17% in the 2013 third quarter.  This reduction resulted primarily from ongoing growth in non-interest bearing deposits generated by MPS programs.  The Company believes the lower and more stable cost of funds are distinct and significant competitive advantages, both now and as rates rise.  During a rising rate environment, the Company’s cost of funds will likely remain low and increase less, thus providing potential for more rapid and sustainable net interest margin increases compared to other banks.

The Company’s average total deposits and interest-bearing liabilities for the fiscal 2014 third quarter increased $193.5 million, or 12.3% from the same quarter last year, to $1.8 billion.  This increase was generated primarily from an increase in MPS-related non-interest bearing deposits of $106.3 million, or 9.1%, compared to the same quarter last year.

Net interest income for the nine months ended June 30, 2014 was $34.0 million, up $7.1 million, or 26%, from the same period in fiscal 2013.  Contributing to this increase was a 25 basis point increase in asset yields primarily driven by a shift in the earning asset mix to more loans and increased volume in the loan and securities portfolios.  A 27 basis point decrease in the average rate paid on interest-bearing liabilities also augmented the overall increase.  Average earning assets increased 12% from the prior year period while interest bearing liabilities increased by 15%.  The TEY of MBS and other investments was 2.59% for the nine months ended June 30, 2014 and 2.23% for the same period in 2013.

Non-Interest Income

Fiscal 2014 third quarter non-interest income of $12.5 million decreased from $13.6 million in the same quarter in 2013, or approximately 8.0%.  Card fee income decreased $0.7 million, or 5.9%, primarily due to reduced income tax-related prepaid card volume.  Additionally, there was a decrease in gain on sale of securities available for sale of $0.5 million.

Non-interest income for the nine months ended June 30, 2014 decreased $3.0 million, or 7.0%, from $42.1 million in the same period in the prior fiscal year due primarily to a decrease in gain on sale of securities of $2.4 million.  In addition, MPS fee income decreased by $1.3 million, or 3.4%, due to the aforementioned income tax-related prepaid card volume.

Non-Interest Expense

Non-interest expense increased $0.8 million, or 4.5%, to $18.8 million for the fiscal 2014 third quarter as compared to $18.0 million for the same period in 2013.  Compensation expense increased $0.8 million, or 9.3%, as a result of the Company’s investments in resources to support regulatory, operational and growth initiatives, along with new business implementation activities.

Non-interest expense for the first nine months of fiscal 2014 increased $0.9 million, or 1.7%, to $57.6 million from $56.7 million for the same period in 2013.  Compensation expense increased $2.4 million during this period compared to the same period last year.  In addition, card processing expense decreased $0.5 million and FDIC insurance assessments decreased $0.9 million for the noted periods.

Income tax expense for the third quarter of fiscal 2014 was $1.1 million, or an effective tax rate of 20.3%, compared to income tax expense of $1.0 million, or an effective tax rate of 21.8%, for the same period in fiscal 2013.  The decrease in the effective tax rate is mainly due to an increase in the volume of tax exempt municipal bonds.  For the first nine months of fiscal 2014, the effective tax rate was 16.8%.  The Company’s effective tax rate, with quarterly variations, should range from 16% to 20% over the next year.

Loans

Total loans, net of allowance for loan losses, increased $45.9 million, or 11%, to $471.9 million at June 30, 2014 compared to March 31, 2014, and by $132.8 million, or 39.2%, compared to June 30, 2013.  These increases from June 30, 2013 primarily relate to increases in commercial and multi-family real estate loans, residential real estate loans and agricultural real estate loans of $54.9, $32.6, and $28.4 million, respectively.  Commercial operating and agricultural operating loans were also up with the consumer loan category representing the only decrease.

The Company recorded a provision for loan losses of $0.3 million during the quarter and $0.6 million during the nine months ended June 30, 2014, primarily due to continued loan growth.  In addition, the Company had $0.4 million net recoveries for the nine month period.  Thus, the allowance for loan losses increased to $4.9 million, or 1.0% of total loans, at June 30, 2014 compared to an allowance of $3.9 million, or 1.0% of total loans, at September 30, 2013.

Credit Quality

The Retail Bank’s non-performing assets at June 30, 2014 were $0.7 million representing 0.04% of total assets compared to $0.8 million and 0.05% of total assets at September 30, 2013.  As had been the case at September 30, 2013, there were no non-performing assets within the MPS segment at June 30, 2014.

The Retail Bank non-performing loans totaled $0.6 million at June 30, 2014 compared to $0.7 million at September 30, 2013.  The Retail Bank’s level of foreclosed real estate and repossessed assets remained unchanged from September 30, 2013 at $0.1 million.

Investments

Total investments and MBS increased by $118.9 million, or 9.9%, to $1.3 billion at June 30, 2014 compared to June 30, 2013.  Investment securities increased $142.1 million primarily from purchases of non-bank qualified (“NBQ”) municipal securities and to a lesser extent purchases of floating rate Small Business Administration (“SBA”) securities.  MBS decreased $23.2 million as paydowns and sales exceeded purchases.  Average TEY on the securities portfolio increased by 43 basis points in the third quarter of fiscal 2014 over the same quarter of fiscal 2013 and by 5 basis points from March 31, 2014 to June 30, 2014.  Significant yield increases within MBS were realized due to reduced premium amortization levels from slowing prepayment speeds during that timeframe.

Total investments and MBS increased by $148.5 million, or 12.7%, to $1.3 billion at June 30, 2014 as compared to September 30, 2013.  Investment securities increased $131.3 million primarily resulting from purchases of NBQ municipal securities and to a lesser extent government guaranteed SBA related investments. MBS increased $17.2 million.  Average TEY on the securities portfolio increased by 36 basis points in the first nine months of fiscal 2014 when compared to the same period in the prior year.  The yield on MBS increased by 47 basis points and investment securities increased by 13 basis points.

The Bank continues to execute its investment strategy of primarily purchasing NBQ municipal bonds and MBS, however, the Bank reviews opportunities to add diverse, high quality securities at attractive relative rates when opportunities arise.  The NBQ municipal bonds are tax exempt and as such have a tax equivalent yield higher than their book yield.  The tax equivalent yield calculation for NBQ municipal bonds uses the Company’s cost of funds as one of its components.  With the Company’s large volume of non-interest bearing deposits, the tax equivalent yield for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than most other banks can realize on the same instruments.  The Company has also added variable-rate securities to its portfolio during the year.  This strategy sacrifices some short-term yield, but better positions the Company for future interest rate increases.

Deposits and Other Liabilities

Total average deposits for the fiscal 2014 third quarter increased by $126.6 million, or 9.1%, as compared to the same period in 2013.  Total end-of-period deposits increased $30.8 million, or 2.3%, to $1.3 billion at June 30, 2014 compared to September 30, 2013.  Average non-interest bearing checking deposits for the 2014 third quarter were up $110.6 million or 9.3% compared to the same period in 2013.  Non-interest bearing checking was up $36.8 million on June 30, 2014 from September 30, 2013.  CDs decreased by $14.5 million during this period primarily related to scheduled maturities in local market public funds that were planned to balance the seasonal increase in MPS-related deposits.  The average balance of total deposits and interest-bearing liabilities was $1.8 billion for the three month period ended June 30, 2014 compared to $1.6 billion for the same period in 2013.

Business Segment Performance

Meta Payment Systems

For the fiscal 2014 third quarter, MPS recorded earnings of $1.7 million, compared to $2.0 million for the same period last year.  Total third quarter average MPS-generated deposits increased by $106.3 million, or 9.1%, from growth in other prepaid card programs, compared to the same quarter in 2013.  MPS income was impacted by lower fee income, primarily related to the aforementioned reduced tax-related prepaid card volume, and higher product and business development costs.  Increased expenditures for product and business development and for new programs are expected to continue, which we believe will enhance future revenues.

Traditional Bank

The Retail Bank segment recorded earnings of $2.7 million for the third quarter of fiscal 2014, compared to earnings of $1.9 million in the third quarter of 2013.  The increase was primarily due to an increase of $1.8 million in investment securities portfolio interest income and $1.0 million in loan interest income offset by an increase of $0.3 million in provision for loan losses.  There have been no securities gains during the nine months ended June 30, 2014, which is down $2.4 million from the prior year period.

Capital Ratios

At June 30, 2014, MetaBank exceeded federal regulatory capital requirements to remain classified as a well-capitalized institution.  In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 9.00% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio was 22.13% which exceeds the well-capitalized requirement of 10.0%, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 21.52% compared to the well-capitalized requirement of 6.0%.  MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 8.85%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank™ (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including this earnings release, statements contained in its filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank™ (the “Bank”) or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision (the functions of which were transferred to the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve) and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our regulators, the OCC and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	June 30, 2014	September 30, 2013
Assets
Cash and cash equivalents	$30,861	$40,063
Investments and mortgage-backed securities	1,317,677	1,169,219
Loans receivable, net	471,940	380,428
Other assets	102,855	102,279
Total assets	$1,923,333	$1,691,989

Liabilities
Deposits	$1,346,059	$1,315,283
Other borrowings	385,788	216,456
Other liabilities	22,268	17,266
Total liabilities	1,754,115	1,549,005

Stockholders' equity	169,218	142,984
Total liabilities and stockholders' equity	$1,923,333	$1,691,989

Consolidated Statements of Operations

	For the Three Months		For the Nine Months Ended
	Ended June 30:		Ended June 30:
(Dollars In Thousands, Except Share and Per Share Data)	2014	2013	2014	2013

Interest income	$12,566	$9,825	$35,790	$29,173
Interest expense	638	666	1,831	2,312
Net interest income	11,928	9,159	33,959	26,861
Provision for loan losses	300	-	600	(300)

Net interest income after provision for loan losses	11,628	9,159	33,359	27,161
Non-interest income	12,481	13,559	39,131	42,064
Non-interest expense	18,837	18,024	57,641	56,687

Income before income tax expense	5,272	4,694	14,849	12,538
Income tax expense	1,068	1,022	2,500	2,594

Net income	$4,204	$3,672	$12,349	$9,944

Earnings per common share
Basic	$0.69	$0.67	$2.02	$1.81
Diluted	$0.68	$0.66	$1.99	$1.80

Selected Financial Information

For the Nine Months Ended June 30,	2014	2013

Return on average assets	0.86%	0.77%
Return on average equity	10.80%	9.09%
Average shares outstanding for diluted earnings per share	6,196,962	5,525,620

At Period Ended:	June 30, 2014	September 30, 2013

Equity to total assets	8.80%	8.45%
Book value per common share outstanding	$27.56	$23.55
Tangible book value per common share outstanding	$27.16	$23.17
Tangible book value per common share outstanding excluding AOCI	$28.04	$26.51
Common shares outstanding	6,139,672	6,070,654
Non-performing assets to total assets	0.04%	0.05%